Exhibit 99.1

October 15, 2011

My fellow shareholders,

On behalf of the Board of Directors of AmerInst Insurance Group, Ltd. (“AmerInst” or the “Company”), I am pleased to announce that the Company has declared its 53rd consecutive dividend to be paid on or before October 15, 2011 to shareholders of record as of September 30, 2011. Your semi-annual dividend check for 47 cents per share is enclosed.

In September, A.M. Best Co. reaffirmed the financial strength rating of A- (Excellent) for our wholly-owned subsidiary, AmerInst Insurance Company, Ltd. The positive rating reflects AmerInst’s strong capitalization and experienced management team, as well as its niche expertise as a reinsurer of professional liability insurance. AmerInst’s business plan also meets the rating agency’s higher capitalization requirements, which mandate a more conservative level of risk-based capital. The rating is a vote of confidence in the Company’s ability to meet its obligations to policyholders and shareholders.

Our accountants’ and lawyers’ professional liability programs are progressing in line with revised expectations, and we are encouraged by the high percentage of policy renewals. We focus on the unique needs of solo practitioners and small firms. We set the pricing where it should be and pass on the savings. Engaging a customer is essential to any business, but the real test is building relationships that will endure each time a policy comes up for renewal.

To better serve your needs, we have launched a new accountants’ Web 2.0 home page design. This streamlines the navigation process for those seeking professional liability insurance and provides quicker access to indications and quote information. Policyholders can experience electronic signature processing, pay premiums online and receive email verification – whether they are traveling or in the privacy of their homes.

Find out how easy it is to use our comprehensive web-based professional liability program to obtain affordable insurance protection. We invite you to visit our web sites: www.protexure.com for accountants and www.prolaw123.com for lawyers.

If you have questions or would like more information about AmerInst, please feel free to contact me at 505-998-3205 or idiamond@redw.com.

Shareholder inquiries and requests for change of mailing or e-mail address, transfer, name change, or redemption of shares should continue to be referred to our Shareholder Services Division: AmerInst Insurance Group, Ltd.—Shareholder Services, c/o Cedar Management Limited, P.O. Box HM 1601, Hamilton HM GX, Bermuda. Tel: 800-422-8141/Fax: 441- 295-1702; email: amerinst@cedar.bm

Sincerely,

Irvin F. Diamond, CPA

Chairman

Certain statements in this Chairman’s Letter are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), including but not limited to our ability to continue meeting our obligations to policyholders and shareholders, the progress and high percentage of policy renewals with our accountants’ and lawyers’ professional liability programs. Additionally, words such as “expect,” “will” and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the events or results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include difficult economic conditions and unexpected changes in insurance regulations. Further information about AmerInst’s risk factors is contained in its filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2010. AmerInst does not undertake any duty nor does it intend to update the results of these forward-looking statements.